UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  April 14, 2008

Varsity Group Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-28977	54-1876848
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2677 Prosperity Ave, Suite 250

Fairfax, Virginia 22031

(Address of Principal Executive Offices)

(202) 667-3400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introduction

As previously disclosed, on February 22, 2008, VGI Holdings Corp. (“Parent”), VGI Acquisition Corp., a wholly-owned subsidiary of Parent (“Purchaser”), and Varsity Group Inc. (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”).  Pursuant to the Merger Agreement, Purchaser offered to purchase all of the outstanding shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), at a price of $0.20 per Share, net to sellers in cash, without interest and subject to any required withholding taxes, on the terms and subject to the conditions set forth in the Merger Agreement, Purchaser’s offer to purchase, dated March 7, 2008 (as amended or supplemented from time to time), and the related letter of transmittal (as amended or supplemented from time to time), which are filed as exhibits to the Tender Offer Statement on Schedule TO, filed with the Securities and Exchange Commission (“SEC”) on March 7, 2008.

Upon the expiration of the offering period of the Offer at 7:00 p.m., New York City time, on Friday, April 11, 2008, Purchaser accepted for payment approximately 16,118,974 Shares (including 5,596 Shares tendered by notice of guaranteed delivery), representing approximately 85% of the outstanding Shares.  On April 15, 2008, pursuant to the terms of the Merger Agreement, Purchaser merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As a result of the Merger, the Company no longer fulfills the numerical listing requirements of the Nasdaq National Market (“Nasdaq”).  Accordingly, following completion of the Merger, the Company notified Nasdaq and requested that the Shares be suspended from trading on the Nasdaq Capital Market as of April 16, 2008. As a result, the Shares are no longer traded on the Nasdaq Capital Market. The Company also intends to file with the SEC a Certification on Form 15 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requesting that the Shares be deregistered and that the Company’s reporting obligations under Sections 13 and 15(d) of the Exchange Act be suspended.

The information contained in the Introduction above is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

In order to complete the Merger, on Monday, April 14, 2008, Purchaser exercised its option to purchase the Top-Up Option Shares (as defined in the Merger Agreement) and accordingly, the Company issued 9,512,116 Shares to the Purchaser pursuant to Section 1.4 of the Merger Agreement, at a price per Share of $0.20, which resulted in an aggregate purchase price of approximately $1.9 million (the “Purchase Price”). The Purchaser paid the Purchase Price for these Shares by delivery of a promissory note.

The issuance of these Shares by the Company was made in a transaction not involving any public offering pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). The offering was not a “public offering” as defined in Section 4(2) of the Securities Act due to the fact that the Purchaser was the only person involved in the transaction, the size of the offering, and the manner of the offering.  In addition, the Purchaser had the necessary investment intent as required by Section 4(2) of the Securities Act since such Shares were issued to facilitate the Merger pursuant to which the Company will become a wholly-owned subsidiary of Parent.  Based on the above factors, the Company believes that this issuance of Shares meets the requirements to qualify for exemption under Section 4(2) of the Securities Act.

The information contained in the Introduction above is incorporated herein by reference.

Item 5.01 Changes in Control of Registrant.

Upon the expiration of the offering period of the Offer at 7:00 p.m., New York City time, on Friday, April 11, 2008, Purchaser accepted for payment approximately 16,118,974 Shares (including 5,596 Shares tendered by notice of guaranteed delivery), representing approximately 85% of the outstanding Shares.  Based on the per Share consideration of $0.20 and the number of Shares validly tendered and accepted for payment at the end of the offering period, as of April 14, 2008, the value of the Shares purchased by Purchaser in connection with the Offer was approximately $3.2 million. The funds used by Purchaser to purchase the Shares were from cash on hand.

On April 15, 2008, pursuant to the terms of the Merger Agreement, Purchaser merged with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent.

In connection with the Merger, each outstanding Share not tendered in the Offer (other than Shares held by the Company, Parent and Purchaser and Shares held by stockholders who properly perfect appraisal rights under Delaware law) was converted into the right to receive $0.20 per share in cash, without interest.

To the knowledge of the Company, except as set forth herein, there are no arrangements, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a further change in control of the Company.

The information contained in the Introduction above is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 15, 2008, upon the effectiveness of the Merger and pursuant to the Merger Agreement, the directors of the Company, Messrs. Eric J. Kuhn, James M. Craig, Robert M. Holster, John T. Kernan and Allen L. Morgan, were replaced by the director of Purchaser by operation of the Merger.  The new director of the Company is Jay Amond.

Item 8.01 Other Events.

On April 15, 2008, pursuant to the terms of the Merger Agreement, Purchaser merged with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 16, 2008	VARSITY GROUP INC.

	By:	/s/ James M. Craig
	Name:	James M. Craig
	Title:	Chief Executive Officer, President and Chief Financial Officer